AMENDMENT TO MINERAL CLAIM OPTION AGREEMENT

              THIS AMENDMENT AGREEMENT (the “Amendment Agreement”), is entered into as of this 23rd day of May, 2007 (the “Effective Date”).

AMONG:

ROXGOLD INC. (formerly Wave Exploration Corp.), a company duly incorporated pursuant to the laws of the Province of British Columbia and having its business office situated at Suite 880 – 580 Hornby Street, Vancouver, British Columbia, V6C 3B6

(the “Optionor”)

OF THE FIRST PART

AND:

WAVE MINING INC., a company duly incorporated pursuant to the laws of the State of Nevada and having its business office situated at Suite 880 – 580 Hornby Street, Vancouver, British Columbia, V6C 3B6

(the “Subsidiary”)

OF THE SECOND PART

AND:

JOURNEY RESOURCES CORP., a corporation duly incorporated under the laws of the Province of British Columbia and having a head office at 1208 – 808 Nelson Street, Vancouver, British Columbia V6Z 2H2

(the “Optionee”)

OF THE THIRD PART

WHEREAS the Optionor, Subsidiary and Optionee entered into a Mineral Claim Option Agreement dated November 30, 2005 (the “Option Agreement”), whereby the Optionee was granted the sole and exclusive right to acquire an undivided 100% right, title and interest in and to certain mining claims comprising the Musgrove Creek Gold Project, located in the Cobalt Mining District of Salmon in the State of Idaho, as more particularly described in Schedule “A” attached to the Option Agreement (the “Property”).

THIS AMENDMENT AGREEMENT WITNESSES that in consideration of the respective covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereby agree to amend the Option Agreement as follows:

1.        Section 4.1 of the Option Agreement shall hereby be deleted in its entirety and replaced by the following:

4.1               Subject to the terms of this Agreement, the Optionor and the Subsidiary hereby grant to the Optionee the sole and exclusive right and option to acquire all of their respective right, title and interest in and to the Property, free and clear of all charges and encumbrances, by paying to the Optionor consideration consisting of $200,000 and issuing 375,000 common shares in its capital, all on or before the times set forth as follows:

(a)        $75,000 in cash and 300,000 Shares on the Closing Date;

(b)        a further $100,000 in cash on or before the first anniversary of the Closing Date; and

(c)        a further $25,000 in cash and 75,000 Shares on or before June 30, 2007.

2.          The Optionor, Subsidiary and Optionee hereby agree that this Amendment Agreement be entered into for the sole purpose of amending the above noted Section 4.1 of the Option Agreement and all other provisions of the Option Agreement shall remain in full force and effect.

3.          This Amendment Agreement shall be construed and interpreted in accordance with the laws in effect in British Columbia and the laws of Canada applicable therein. Any disputes shall be settled in accordance with the Commercial Arbitration Act (British Columbia).

4.          All sums of money referred to herein are expressed in Canadian currency.

5.          This Amendment Agreement may be executed in any number of counterparts, each of which so signed shall be deemed to be an original and shall together constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment Agreement effective as of the date first above written.

ROXGOLD INC.

By:	”Alan Raven”

Name:	Alan Raven

Title:	President

WAVE MINING INC.,

By:	”Barry Girling”

Name:	Barry Girling

Title:	Director

JOURNEY RESOURCES CORP.

By:	”Jatinder (Jack) Bal”

Name:	Jatinder (Jack) Bal

Title:	President and CEO